Exhibit 99.1
STONE ENERGY CORPORATION
Announces Completion of Preferential Rights Acquisition and Increased Borrowing Base
NYSE—SGY
LAFAYETTE, LA. July 17, 2006
     Stone Energy Corporation today announced the preferential rights acquisition of additional working interests to depths of 20,000 feet in Mississippi Canyon Blocks 108 and 109 was completed on July 14, 2006. The acquisition cost, net of purchase price adjustments, totaled approximately $189.3 million, which was financed with proceeds from the recent $225 million senior floating rate notes issuance.
     Based on Stone’s December 31, 2005 reserve report, the acquisition added estimated proved reserves of 57 billion cubic feet of gas equivalent in the acquisition. Production associated with the acquired interests was approximately 25 million cubic feet of gas equivalent per day before the platform was shut-in due to pipeline damage from Hurricane Katrina. Repairs to the pipeline facilities are ongoing and production is expected to resume in the fourth quarter of 2006. Stone now has a 100% working interest in Block 109 and a 24.8% working interest in Block 108 and will be the operator of both blocks.
     In conjunction with the closing of this preferential rights acquisition, Stone secured an increase in the borrowing base of its Bank Credit Facility to $325 million of which $76.1 million is currently available, with $192 million drawn and $58.9 million committed to Letters of Credit.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico, the deep shelf of the Gulf of Mexico, the deepwater of the Gulf of Mexico, the Rocky Mountain region and the Williston Basin. Stone is also engaged in an exploratory joint venture in Bohai Bay, China. For additional information, contact Kenneth H. Beer, Chief Financial Officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.